Exhibit 99.1

Contact:	Andy Albert/John Patenaude Nashua Corporation 603-880-2206/603-880-2145	Rich Coyle Citigate Sard Verbinnen 212-687-8080
NASHUA CORPORATION ANNOUNCES FAVORABLE
RULING IN CERION LITIGATION
Nashua, N.H. August 22, 2005 — Nashua Corporation (NYSE:NSH), a manufacturer and marketer of labels, specialty papers and imaging products, today announced that on August 16, 2005 the Circuit Court of Cook County, Illinois issued an order in the case filed by Phillippe Olczyk, and others against Cerion Technologies, Inc., Nashua Corporation, and others. The Court granted the defendants’ motion for summary judgment and dismissed the plaintiffs’ complaint. Under Illinois law, the plaintiffs normally have thirty days in which to file a notice of appeal of the Circuit Court’s ruling.
The suit was initially filed in 1996 against Cerion Technologies, Inc., Nashua Corporation and other defendants. The original complaint alleged that Cerion Technologies, Inc., a former subsidiary of Nashua Corporation, had issued materially false and misleading statements and omitted the disclosure of certain material facts in connection with its initial public offering (IPO). Cerion Technologies Inc. ceased operations in November 1998.
Andrew Albert, Nashua’s Chairman, President and Chief Executive Officer said: “We are pleased with the Circuit Court’s decision, which supports Nashua’s position that it had acted appropriately in conjunction with the Cerion Technologies, Inc. IPO. This is a positive step in the resolution of a legacy issue which has absorbed management’s time and expense.”
About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at: www.Nashua.com.
Forward-looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan,” “should,” “will,” “expects,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.
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